Exhibit 10.10
THIRD AMENDMENT TO AMENDED AND RESTATED
EMPLOYMENT AND CONSULTING AGREEMENT

THIS THIRD AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AND CONSULTING AGREEMENT (this “Third Amendment”) is made as of November 8, 2011 by and between THOMAS VIERTEL, residing at [Address] (“Executive”), and PRESIDENTIAL REALTY CORPORATION, a Delaware corporation having offices at 180 South Broadway, White Plains, New York 10605 (the “Company”).

WITNESSETH:

WHEREAS, Executive and the Company entered into that certain Employment and Consulting Agreement, made January 31, 2005, as of January 1, 2004, which agreement was modified by a First Amendment dated January 3, 2006, then amended and restated as of December 12, 2007 and, as so amended and restated, modified by a letter agreement dated October 13, 2008, and a Second Amendment to Amended and Restated Employment Agreement dated August 25, 2010 (collectively, the “Agreement”);

WHEREAS, the Company terminated the employment of Executive under the Agreement as of December 31, 2010 (the “Termination Date”);

WHEREAS, PDL Partnership, a New York general partnership of which Executive is a general partner (the “Seller”) owns 198,735 shares of  Class A Common Stock, par value $0.10 per share of the Company (the “Class A Common Stock”), and is entering, simultaneously with the execution and delivery of this Third Amendment, into a Class A Stock Purchase Agreement with BBJ Family Irrevocable Trust (the “Class A Purchaser”), pursuant to which the Seller will sell to the Class A Purchaser and the Class A Purchaser will purchase from the Seller 177,013 shares of Class A Common Stock (the “Class A Sale”);

WHEREAS, the Class A Purchaser has conditioned its execution and delivery of the Class A Stock Purchase Agreement and the consummation of the Class A Sale, upon the Company and Executive amending the Agreement as set forth herein; and

WHEREAS, the parties desire to modify the terms of the Agreement as set forth herein.

NOW, THEREFORE, for good and valuable consideration receipt of which is hereby acknowledged, it is agreed by the parties as follows:

1.          All capitalized terms used in this Third Amendment and not otherwise defined shall have the meaning ascribed thereto in the Agreement.

2.          To the extent not previously resigned, Executive hereby resigns from any and all positions held at any of the Released Parties (as defined below).

3.          The Company’s obligations with respect to the Lump Sum Amount as set forth in Paragraph 4 (b) of the Second Amendment are amended as follows:

(a)	The Lump Sum Amount is reduced to $487,800.

(b)	The Lump Sum Amount as so reduced will be paid as follows:

(i)	$325,200 on the date hereof, receipt of which is acknowledged; and

(ii)	$162,600 (the “Deferred Amount”), in one lump sum payment on the third anniversary hereof;

(iii)	less in each case appropriate tax withholdings.

(c)	Payment of the Deferred Amount is not contestable by the Company for any reason whatsoever.

4.          Notwithstanding anything in Section 9 of the Second Amendment to the contrary, Executive shall not be required to provide any consulting services to the Company subsequent to the Termination Date.

5.          The parties acknowledge that (i) the Plan has been terminated and the proceeds thereof distributed to the participants therein in accordance with their respective allocable share thereof, and (ii) the Company has transferred to Executive ownership of the automobile used by Executive as set forth in Paragraph 4(b) of the Second Amendment in its then “as is” condition.

6.          Except as specifically set forth herein, neither the Company nor the Executive shall have any further rights or obligations under the Agreement.  Executive acknowledges that, except for the Lump Sum Amount, there are no further sums or other consideration due and owing to him by the Company on account of his prior employment by the Company or for any other reason.  Executive reaffirms that as of the Termination Date, Executive has no further right to any compensation, fee or benefit from the Company, including but not limited to any salary, bonus, retirement payment, consulting payment, paid vacation, paid sick leave, fringe benefit, pension contribution, insurance (including insurance proceeds related to the use of the vehicle transferred as described in Section 5 herein), or the use of an automobile, or any other compensation to which Executive would otherwise be entitled.  Upon Executive’s execution of this Third Amendment, and in consideration for the payments described in Section 3 above and the Class A Purchaser executing the Class A Stock Purchase Agreement and the consummation of the Class A Sale, Executive hereby unconditionally releases and completely and forever discharges the Company, on behalf of and for the benefit of itself and all related corporate entities and partnerships, its and their members, officers, directors, managers, partners, shareholders, agents, attorneys, employees, successors and assigns (“Released Parties”) from any and all rights and claims, losses, damages, causes of action, complaints, lawsuits, obligations, demands and liabilities of any kind, whether known or unknown, suspected or unsuspected, arising directly or indirectly out of or in connection with any act, omission, or event related to his employment with the Company or the termination of that employment for any and all reasons and occurring prior to the date of this Third Amendment.  This Third Amendment and such release of claims specifically include any and all claims for attorney’s fees, expenses and costs which are incurred by Executive for any reason.  Executive specifically releases the Released Parties, to the maximum extent permitted by law, from any and all claims that he had, has, or may have against the Released Parties arising out of or relating to any conduct, matter, event or omission existing or occurring before the date of this Third Amendment, including, but not limited to, the following:

(a)	any rights or claims which Executive may have to any equity or equity-type interest in the Company beyond such rights or claims as a stockholder of the Company;

(b)	any rights or claims for unpaid or withheld wages, severance, benefits, bonuses, commissions and/or compensation of any kind;

(c)	any rights or claims for reimbursement of expenses of any kind;

(d)
any rights or claims which Executive may have based upon the Age Discrimination in Employment Act or the Older Workers Benefit Protection Act, which prohibit age discrimination in employment; Title VII of the Civil Rights Act of 1964, as amended, which prohibits discrimination in employment based on race, color, creed, national origin or sex; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Americans with Disabilities Act of 1990, which prohibits discrimination against disabled persons; the Employee Retirement Income Security Act, which regulates employment benefits or any other federal, state or local laws or regulations prohibiting employment discrimination or which otherwise regulate employment terms and conditions; or any rights or claims for retaliation under any of the foregoing laws;

(e)	any rights or claims under the National Labor Relations Act;

(f)	any rights or claims for violation of public policy;

(g)	any other rights or claims for retaliation and/or any whistleblower claims;

(h)	any rights or claims for emotional distress or pain and suffering; and/or

(i)
any other statutory or common law rights or claims, now existing or hereinafter recognized, known or unknown, asserted or unasserted, but not limited to breach of express or implied contract, wrongful discharge, unfair treatment, libel, slander, intentional infliction of emotional distress, invasion of privacy, fraud, wrongful discharge, promissory estoppel, equitable estoppel and misrepresentation.

In consideration of the reductions in the compensation payable to Executive provided in this Third Amendment and the other obligations of Executive hereunder, to the extent permitted by law and to the extent any such release would not adversely affect the rights of the Released Parties under any indemnification policy now or hereafter in effect, the Released Parties hereby unconditionally release and completely and forever discharge Executive, his heirs, executives and assigns, from any and all rights and claims, losses, damages, causes of action, complaints, lawsuits, obligations, demands and liabilities of any kind, whether known or unknown, suspected or unsuspected, arising directly or indirectly out of or in connection with any act, omission, or event related to his employment with the Company or the termination of that employment for any and all reasons and occurring prior to the date of this Third Amendment.

7.          Notwithstanding the provisions of Section 6 herein, Executive does not waive any right to seek indemnity from the Company for those acts or omissions for which a director or an officer of the Company would be entitled pursuant to the Company’s Certificate of Incorporation and/or bylaws or any indemnification agreement between the Company and Executive or pursuant to any indemnification policy maintained by the Company for the benefit of Executive.

8.          In conjunction with the execution of this Third Amendment and for the consideration received herein, Executive further agrees as follows:

(a)	To take no action and make no statement which is inconsistent with his obligations contained in this Third Amendment;

(b)
To return or confirm that he no longer has any material or property (whether tangible or intangible) belonging to the Company or obtained or prepared by or for Executive or used by Executive in the course of Executive’s employment with the Company, including but not limited to, any credit cards, cell phones and the associated phone numbers, keys or computer files, documents, data, records, software, customer information, scientific or other data stored in electronic form, or financial information; and

(c)
To cooperate fully with any reasonable request of the Company or any other Released Party to provide truthful information and/or materials to them or to otherwise provide reasonable assistance to any of them in matters relating to the performance of his former duties.

9.          Executive will not divulge, furnish or make available to any person any knowledge or information with respect to the business or affairs of any Company or its subsidiaries which is confidential, including, without limitation, “know-how,” trade secrets, customer and supplier lists, pricing policies, operational methods, marketing plans or strategies, business acquisition or disposition plans, new personnel employment plans, methods, technical processes, designs and design projects, inventions and research projects and financial budgets and forecasts of the Group except (1) information which at the time is available to others in the business or generally known to the public other than as a result of disclosure by Executive not permitted hereunder, and (2) when required to do so by a court of competent jurisdiction, by any governmental agency or by any administrative body or legislative body (including a committee thereof) with purported or apparent jurisdiction to order Executive to divulge, disclose or make accessible such information.  All memoranda, notes, lists, records, electronically stored data, recordings or videotapes and other documents (and all copies thereof) made or compiled by Executive or made available to the Executive (whether during his employment by the Company or by any predecessor thereof) concerning the business of the Company or any predecessor thereof shall be the property of the Company.

10.          Executive will not, in any communication with any person or entity, including, without limitation, any actual or potential customer, client, investor, vendor, or business partner of Company, or any third-party media outlet, make any derogatory, disparaging or critical negative statements, orally, written or otherwise, against Company or any other Released Party.  Nothing herein shall prevent Executive from testifying truthfully in connection with any litigation, arbitration or administrative proceeding when compelled by subpoena, regulation or court order to do so.

11.          By entering into this Third Amendment, the Company and the Released Parties do not admit and expressly deny that they have violated any contract, rule, law or regulation, including, but not limited to, any federal, state or local law or regulation relating to employment or employment discrimination.

12.          The parties mutually agree that neither party will make any public announcements regarding the separation contemplated by this Third Amendment or disclose any of the terms of this Third Amendment without the prior written consent of the other party.

IN WITNESS WHEREOF, the parties have executed this Third Amendment as of the day and year first above written.

PRESIDENTIAL REALTY CORPORATION

By:	/s/ Robert Feder
Robert Feder
Chairman of the Board of Directors

/s/ Thomas Viertel
Thomas Viertel